Exhibit 2.1

EXECUTION VERSION

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

DEEP MEDICINE ACQUISITION CORP.,

as the Purchaser,

DMAC MERGER SUB INC.,

as Merger Sub,

BRIGHT VISION SPONSOR LLC,

in the capacity as the Purchaser Representative,

CHRISTOPHER JONES,

in the capacity as the Seller Representative,

and

TRUGOLF, INC.,

as the Company,

Dated as of July 21, 2023

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INDEX OF EXHIBITS

Exhibit	Description

Exhibit A	Form of Voting Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Non-Competition Agreement
Exhibit D	Sponsor Support Agreement

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AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is made and entered into as of July 21, 2023 by and among (i) Deep Medicine Acquisition Corp., a Delaware corporation (together with its successors (as defined below), the “Purchaser”), (ii) DMAC Merger Sub Inc., a Nevada corporation and a wholly-owned subsidiary of the Purchaser (“Merger Sub”), (iii) Bright Vision Sponsor LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of the Purchaser (other than the Company Stockholders (as defined below) as of immediately prior to the Effective Time and their successors and assignees) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iv) Christopher Jones, an individual, in the capacity as the representative from and after the Effective Time for the Company Stockholders (as defined below) as of immediately prior to the Effective Time in accordance with the terms and conditions of this Agreement (the “Seller Representative”), and (v) TruGolf, Inc., a Nevada corporation (the “Company”). The Purchaser, Merger Sub, the Purchaser Representative, the Seller Representative and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

A. The Company is engaged in the business of developing high-end and custom sized indoor Golf Simulators for luxury-residential applications and high-volume commercial usage.

B. The Purchaser owns all of the issued and outstanding capital stock of Merger Sub, which was formed for the sole purpose of the Merger (as defined below);

C. The Parties intend to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving entity and wholly-owned subsidiary of the Purchaser (the “Merger”), as a result of which (i) all of the issued and outstanding capital stock of the Company immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right for each Company Stockholder to receive its Pro Rata Share (as defined herein) of the Stockholder Merger Consideration (as defined herein), in accordance with the applicable provisions of the Delaware General Corporation Law (as amended and in effect from time to time, the “DGCL”) and the Nevada Revised Statutes (as amended and in effect from time to time, the “NRS”) and (ii) the Company Options (as defined herein) outstanding at the Effective Time shall be assumed (with adjustments to the number and exercise price of such assumed Company Options to reflect the Conversion Ratio (as defined herein)), by Purchaser with the result that such assumed Company Options shall be replaced with Assumed Options (as defined herein) exercisable into shares of Purchaser Class A Common Stock, all in accordance with the terms and subject to the conditions set forth in this Agreement;

D. The Parties entered into that certain Business Combination Agreement, dated as of March 31, 2023 (the “Original Business Combination Agreement”), and the Parties now desire to amend and restate the Original Business Combination Agreement to provide, among other matters, that the contingent Earnout Shares (defined below) will be issued after the Closing if and when earned upon the Company meeting the milestones specified herein, rather than being issued at the Closing of the Merger and placed into escrow subject to potential forfeiture;

E. The boards of directors of the Company, the Purchaser and Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

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E. The Purchaser has received voting and support agreements in the form attached as Exhibit A hereto (collectively, the “Voting Agreements”) signed by the Company and certain holders of Company Common Stock (as defined herein) sufficient to approve the Merger and the other transactions contemplated by this Agreement;

F. Simultaneously with the execution and delivery of the Original Business Combination Agreement, the Significant Company Holders have each entered into (a) a Lock-Up Agreement with Purchaser and the Purchaser Representative, the form of which is attached as Exhibit B hereto (each, a “Lock-Up Agreement”) and (b) a Non-Competition and Non-Solicitation Agreement in favor of Purchaser and the Company, the form of which is attached as Exhibit C hereto (each, a “Non-Competition Agreement”), each of which agreements described in clauses (a) and (b) above will become effective as of the Closing;

G. Simultaneously with the execution and delivery of the Original Business Combination Agreement, the Sponsor (as defined herein) has entered into a Sponsor Support Agreement with the Company, the form of which is attached as Exhibit D hereto (the “Sponsor Support Agreement”);

H. The Parties intend that the Merger will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code (as defined herein); and

I. Certain capitalized terms used herein are defined in Article X hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree to amend and restate the Original Business Combination Agreement as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the NRS, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation” (provided, that references to the Company for periods after the Effective Time shall include the Surviving Corporation).

1.2 Effective Time. The Parties hereto shall cause the Merger to be consummated by filing the Articles of Merger for the merger of Merger Sub with and into the Company (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the applicable provisions of the NRS (the time of such filing, or such later time as may be specified in the Articles of Merger, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

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1.4 Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Certificate of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Certificate of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation and Bylaws shall become the respective Certificate of Incorporation and Bylaws of the Surviving Corporation, except that the name of the Surviving Corporation in such Certificate of Incorporation and Bylaws shall be amended to be “TruGolf, Inc.”

1.6 Directors and Officers of the Surviving Corporation. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the same individuals determined in accordance with Section 5.17, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

1.7 Merger Consideration. As consideration for the Merger, the Company Stockholders shall be entitled to receive from the Purchaser a total number of shares of Purchaser Common Stock with an aggregate value equal to (a) the Base Consideration, plus (b) the amount, if any, by which the Net Working Capital exceeds the Target Net Working Capital Amount minus (c) the amount, if any, by which the Target Net Working Capital Amount exceeds the Net Working Capital (but not less than zero), minus (d) the amount of Closing Net Debt, minus (e) the amount of any unpaid Company Transaction Expenses (the “Merger Consideration”). Each Company Stockholder shall receive for each share of Company Common Stock held (a number of shares of Purchaser Common Stock equal to (i) the Per Share Price, divided by (ii) the Purchaser Share Price (the “Conversion Ratio”) (the total portion of the Merger Consideration amount payable to all Company Stockholders (but excluding holders of Company Options) in accordance with this Agreement is also referred to herein as the “Stockholder Merger Consideration”). The holders of Company Options shall receive such number of Assumed Options as described in Section 1.8(d) with such terms and conditions as described in Section 1.8(d). Additionally, at the Closing, the Company Stockholders shall receive the contingent right to receive Earnout Shares as additional consideration pursuant to the terms of this Agreement and subject to the terms and conditions set forth in Section 1.13.

1.8 Effect of Merger on Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any Company Securities or the holders of any shares of capital stock of the Purchaser or Merger Sub:

(a) Company Common Stock. Subject to clause (b) and (c) below, (i) each holder of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time shall, in accordance with the Company Certificate of Incorporation (or, if applicable, the Amended Company Charter), be converted into the right to receive a number of shares of Purchaser Class A Common Stock equal to its Pro Rata Share of the Stockholder Merger Consideration (as it may be adjusted after the Closing pursuant to Section 1.12), without interest, upon delivery of the Transmittal Documents in accordance with Section 1.9; and (ii) each holder of Company Class B Common Stock issued and outstanding immediately prior to the Effective Time (other than any such shares of Company Common Stock cancelled pursuant to Section 3.1(a) and any Dissenting Shares), if any, shall, in accordance with the Amended Company Charter (if adopted), be converted into the right to receive a number of shares of Purchaser Class B Common Stock equal to its Pro Rata Share of the Stockholder Merger Consideration, without interest, upon delivery of the Transmittal Documents in accordance with Section 1.9. As of the Effective Time, each Company Stockholder shall cease to have any other rights in and to the Company or the Surviving Corporation (other than the rights set forth in Section 1.15 below).

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(b) Treasury Stock. Notwithstanding clause (a) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any Company Securities that are owned by the Company as treasury shares, such Company Securities shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Dissenting Shares. Each of the Dissenting Shares issued and outstanding immediately prior to the Effective Time shall be cancelled and cease to exist in accordance with Section 1.15 and shall thereafter represent only the right to receive the applicable payments set forth in Section 1.15.

(d) Company Options. Each outstanding Company Option (whether vested or unvested) shall be assumed by the Purchaser and shall become an option to purchase shares of Purchaser Class A Common Stock (each, an “Assumed Option”). Each Assumed Option will be subject to the terms and conditions set forth in its option agreement with the Company (except any references therein to the Company or Company Common Stock will instead mean the Purchaser and Purchaser Class A Common Stock, respectively). Each Assumed Option shall: (i) have the right to acquire a number of shares of Purchaser Class A Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Option had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Conversion Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option, divided by (B) the Conversion Ratio; and (iii) be subject to the same vesting schedule as the applicable Company Option. The Purchaser shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of shares of Purchaser Class A Common Stock for delivery upon the exercise of such Assumed Option.

(e) Other Company Convertible Securities. All Other Company Convertible Securities other than a Company Option, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into shares of Company Stock.

1.9 Surrender of Company Securities and Disbursement of Merger Consideration.

(a) Prior to the Effective Time, the Purchaser shall appoint its transfer agent, American Stock Transfer & Trust Company, LLC, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Common Stock, (“Company Certificates”) if any, and each share of capital stock held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time. At or prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, with the Exchange Agent the Stockholder Merger Consideration. At or prior to the Effective Time, the Purchaser shall send, or shall cause the Exchange Agent to send, to each Company Stockholder, a letter of transmittal for use in such exchange, in a form mutually acceptable to the company and the Purchaser (a “Letter of Transmittal”) (which shall specify that the delivery of Company Certificates or uncertificated shares in respect of the Stockholder Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates or uncertificated shares to the Exchange Agent (or a Lost Certificate Affidavit)) for use in such exchange.

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(b) Each Company Stockholder shall be entitled to receive its Pro Rata Share of the Stockholder Merger Consideration in respect of the Company Common Stock represented by such holder’s Company Certificate(s) (excluding any Company Securities described in Sections 1.8(b)) and 1.8(c)) as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto (collectively, the “Transmittal Documents”): (i) the Company Certificate(s) for its Company Common Stock (or a Lost Certificate Affidavit), together with a properly completed and duly executed Letter of Transmittal and (ii) such other documents as may be reasonably requested by the Exchange Agent or the Purchaser. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Stockholder Merger Consideration (as it may be adjusted after the Closing pursuant to Section 1.12) attributable to such Company Certificate.

(c) If any portion of the Stockholder Merger Consideration is to be delivered or issued to a Person other than the Person in whose name the surrendered Company Certificate is registered immediately prior to the Effective Time, it shall be a condition to such delivery that (i) the transfer of such Company Common Stock shall have been permitted in accordance with the terms of the Company’s Organizational Documents and any stockholders agreement with respect to the Company, each as in effect immediately prior to the Effective Time, (ii) such Company Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and, (iii) the recipient of such portion of the Stockholder Merger Consideration, or the Person in whose name such portion of the Stockholder Merger Consideration is delivered or issued, shall have already executed and delivered, if a Significant Company Holder, counterparts to a Lock-Up Agreement and Non-Competition Agreement, and such other Transmittal Documents as are reasonably deemed necessary by the Exchange Agent or the Purchaser and (iv) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other Taxes required as a result of such delivery to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholders may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Purchaser (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Purchaser may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Purchaser or the Surviving Corporation with respect to the shares of Company Common Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 1.9(d) shall be treated as a Company Certificate for all purposes of this Agreement.

(e) After the Effective Time, there shall be no further registration of transfers of Company Common Stock. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation, the Purchaser or the Exchange Agent, they shall be canceled and exchanged for the applicable portion of the Stockholder Merger Consideration provided for, and in accordance with the procedures set forth in this Section 1.9. No dividends or other distributions declared or made after the date of this Agreement with respect to Purchaser Common Stock with a record date after the Effective Time will be paid to the holders of any Company Certificates that have not yet been surrendered with respect to the Purchaser Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such certificates (or provide a Lost Certificate Affidavit), if applicable, and provide the other Transmittal Documents. Subject to applicable Law, following surrender of any such Company Certificates (or delivery of a Lost Certificate Affidavit), if applicable, and delivery of the other Transmittal Documents, Purchaser shall promptly deliver to the record holders thereof, without interest, the certificates representing the Purchaser Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Purchaser Common Stock.

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(f) All securities issued upon the surrender of Company Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Securities. Notwithstanding the foregoing, none of the Surviving Corporation, the Purchaser or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Notwithstanding anything to the contrary contained herein, no fraction of a share of Purchaser Common Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Purchaser Common Stock (after aggregating all fractional shares of Purchaser Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Purchaser Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Purchaser Common Stock.

1.10 Effect of Transaction on Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any shares of capital stock of the Purchaser or Merger Sub, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

1.11 Closing Calculations. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth a good faith calculation of the Company’s estimate of the Closing Net Debt, Net Working Capital and Company Transaction Expenses, in each case, as of the Reference Time, and the resulting Merger Consideration and Per Share Price based on such estimates, in reasonable detail including for each component thereof, along with the amount owed to each creditor of the Company, and bank statements and other evidence reasonably necessary to confirm such calculations. Promptly upon delivering the Estimated Closing Statement to the Purchaser, if requested by the Purchaser, the Company will meet with the Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith the Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, which adjusted Estimated Closing Statement, as mutually approved by the Company and the Purchaser both acting reasonably and in good faith, shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

1.12 Merger Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, Purchaser’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representative a statement (the “Closing Statement”) setting forth (i) a balance sheet of the Company as of the Reference Time and (ii) a good faith calculation of the Closing Net Debt, Net Working Capital and Company Transaction Expenses, in each case, as of the Reference Time, and the resulting Merger Consideration using the formula in Section 1.7. The Closing Statement shall be prepared, and the Closing Net Debt, Net Working Capital, and Company Transaction Expenses and the resulting Merger Consideration and Stockholder Merger Consideration shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

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(b) After delivery of the Closing Statement, each of the Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Company relating to the preparation of the Closing Statement. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Purchaser and the Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser and the Company shall provide reasonable cooperation in connection therewith. If either the Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Merger Consideration set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.12(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 1.12. The Parties acknowledge that any information provided pursuant to this Section 1.12 will be subject to the confidentiality obligations of Section 5.15.

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(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 1.12 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.12(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by the Purchaser. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Company Stockholders, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.12. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) For purposes hereof, the term “Adjustment Amount” shall mean (x) the Merger Consideration as finally determined in accordance with this Section 1.12, less (y) the Merger Consideration that was issued at the Closing pursuant to the Estimated Closing Statement.

(i) If the Adjustment Amount is a positive number, then Purchaser shall, within ten (10) Business Days after such final determination of the Merger Consideration, issue to the Company Stockholders an additional number of shares of Purchaser Common Stock equal to (x) the Adjustment Amount, divided by (y) the Purchaser Share Price. Such additional shares of Purchaser Common Stock shall be considered additional Merger Consideration under this Agreement and, “Restricted Securities” under the Lock-Up Agreement.

(ii) If the Adjustment Amount is a negative number, then the Seller Representative shall, within three (3) Business Days after such final determination, deliver to the Purchaser a number of shares of Purchaser Common Stock with a value equal to the absolute value of the Adjustment Amount (with each share of Purchaser Common Stock valued at the Purchaser Share Price). Purchaser will promptly cancel any shares of Purchaser Common Stock delivered to it by the Seller Representative promptly after its receipt thereof.

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1.13 Earnout.

(a) Earnout Shares. At the Closing, subject to the terms and conditions set forth herein, the Company Stockholders shall receive the contingent right to receive up to an additional 4,500,000 shares of Purchaser Class A Common Stock (each an “Earnout Share”), with each share valued at the Purchaser Share Price, as additional Merger Consideration, subject to equitable adjustment for stock splits, stock dividends, combinations, recapitalizations and the like following the Closing, including to account for any equity securities into which such shares are exchanged or converted.

(b) End of Milestone Year.

(i) If at the end of a Price Measurement Period and the final determination in accordance with Section 1.13(d) below with respect to all potential Earnout Shares in the Tranche that could be earned by the Company Stockholders during such Price Measurement Period or the calendar years (each such calendar year, an “Milestone Year”) that it applies to (whether from meeting a Price Milestone or a Revenue Milestone), a Revenue Milestone or a Price Milestone is not met, the Company Stockholders shall not be entitled to receive the portion of the Earnout Shares applicable to such Revenue Milestone or a Price Milestone.

(c) Criteria to Receive Earnout Shares. The Earnout Shares will be earned in accordance with this Section 1.13(c) as follows:

(i) Up to a maximum of 1,000,000 of the total Earnout Shares (without giving effect to any prior issuances, the “First Tranche”), shall be earned upon the occurrence of any of the following:

(A) without duplication of clauses (B) and (C) below, (x) in the event that the consolidated gross revenue of Purchaser and its Subsidiaries (including the Company) (the “Gross Revenues”) (including the Company for such full period, including periods prior to the Closing) as reported in the audited financial statements set forth in Purchaser’s annual report on Form 10-K for the calendar year ending December 31, 2024 as filed with the SEC (the “2024 Revenue”), equals or exceeds Thirty Million Dollars ($30,000,000) but is less than Forty Two Million Dollars ($42,000,000), then the Company Stockholders shall be entitled to receive 50% of the First Tranche (in accordance with their Pro Rata Share) or (y) in the event that the 2024 Revenue equals or exceeds Forty Two Million Dollars ($42,000,000) (each of the applicable 2024 Revenue milestones referred to in (x) and (y) above, a “First Tranche Revenue Milestone”), then the Company Stockholders shall be entitled to receive 100% of the First Tranche (in accordance with their Pro Rata Share); or

(B) without duplication of clause (A) above or clause (C) below, in the event that the VWAP of the shares of Purchaser Class A Common Stock is at least $13.00 per share (the “First Tranche Price Milestone”) (as equitably adjusted for stock splits, stock capitalizations, stock consolidations, subdivisions, stock dividends, reorganizations, recapitalizations and the like after the Closing) for at least twenty (20) out of thirty (30) Trading Days during the period (the “First Tranche Price Measurement Period”) from the Closing through and including the thirtieth (30th) Trading Day after the date on which Purchaser files its annual report on Form 10-K for the calendar year ending December 31, 2024 with the SEC (the date of such filing, the “2024 Filing Date”), then the Company Stockholders shall be entitled to receive 100% of the First Tranche (in accordance with their Pro Rata Share); or

(C) without duplication of clauses (A) and (B) above, in the event that ten (10) or more Qualified Franchise Locations are opened prior to the end of the calendar year ending December 31, 2024 (the “First Tranche Franchise Milestone”), then the Company Stockholders shall be entitled to receive 100% of the First Tranche (in accordance with their Pro Rata Share).

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(ii) In addition to Section 1.13(c)(i), up to a maximum of 1,500,000 of the total Earnout Shares (without giving effect to any prior issuances, the “Second Tranche”), shall be earned upon the occurrence of any of the following:

(A) without duplication of clauses (B) and (C) below, (x) in the event that the Gross Revenues (including the Company for such full period, including periods prior to the Closing) as reported in the audited financial statements set forth in Purchaser’s annual report on Form 10-K for the calendar year ending December 31, 2025 as filed with the SEC (the “2025 Revenue”), equals or exceeds Fifty Million Dollars ($50,000,000) but is less than Sixty Five Million Dollars ($65,000,000), then the Company Stockholders shall be entitled to receive 50% of the Second Tranche (in accordance with their Pro Rata Share) or (y) in the event that the 2025 Revenue equals or exceeds Sixty Five Million Dollars ($65,000,000) (each of the applicable 2025 Revenue milestones referred to in (x) and (y) above, a “Second Tranche Revenue Milestone”), then the Company Stockholders shall be entitled to receive 100% of the Second Tranche (in accordance with their Pro Rata Share); or

(B) without duplication of clause (A) above or clause (C) below, in the event that the VWAP of the shares of Purchaser Class A Common Stock is at least $15.00 per share (the “Second Tranche Price Milestone”) (as equitably adjusted for stock splits, stock capitalizations, stock consolidations, subdivisions, stock dividends, reorganizations, recapitalizations and the like after the Closing) for at least twenty (20) out of thirty (30) Trading Days during the period (the “Second Tranche Price Measurement Period”) from the 2024 Filing Date through and including the thirtieth (30th) Trading Day after the date on which Purchaser files its annual report on Form 10-K for the calendar year ending December 31, 2025 with the SEC (the date of such filing, the “2025 Filing Date”), then the Company Stockholders shall be entitled to receive 100% of the Second Tranche (in accordance with their Pro Rata Share); or

(C) without duplication of clauses (A) and (B) above, in the event that thirty (30) or more Qualified Franchise Locations are opened prior to the end of the calendar year ending December 31, 2025 (the “Second Tranche Franchise Milestone”), then the Company Stockholders shall be entitled to receive 100% of the Second Tranche (in accordance with their Pro Rata Share).

(iii) In addition to Section 1.13(c)(i) and Section 1.13(c)(ii), up to a maximum of 2,000,000 of the total Earnout Shares (without giving effect to any prior issuances, the “Third Tranche”, and each of the First Tranche, the Second Tranche and the Third Tranche, a “Tranche”), shall be earned upon the occurrence of any of the following:

(A) without duplication of clauses (B) and (C) below, (x) in the event that the Gross Revenues (including the Company for such full period, including periods prior to the Closing) as reported in the audited financial statements set forth in Purchaser’s annual report on Form 10-K for the calendar year ending December 31, 2026 as filed with the SEC (the “2026 Revenue”), equals or exceeds Eighty Million Dollars ($80,000,000) but is less than One Hundred Million Dollars ($100,000,000), then the Company Stockholders shall be entitled to receive 50% of the Third Tranche (in accordance with their Pro Rata Share) or (y) in the event that the 2026 Revenue equals or exceeds One Hundred Million Dollars ($100,000,000) (each of the applicable 2026 Revenue milestones referred to in (x) and (y) above, a “Third Tranche Revenue Milestone”, and each of the First Tranche Revenue Milestone, the Second Tranche Revenue Milestone and the Third Tranche Revenue Milestone, a “Revenue Milestone”), then the Company Stockholders shall be entitled to receive 100% of the Third Tranche (in accordance with their Pro Rata Share); or

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(B) without duplication of clause (A) above or clause (C) below, in the event that the VWAP of the shares of Purchaser Class A Common Stock is at least $17.00 per share (the “Third Tranche Price Milestone”, each of the First Tranche Price Milestone, the Second Tranche Price Milestone and the Third Tranche Price Milestone, a “Price Milestone”) (as equitably adjusted for stock splits, stock capitalizations, stock consolidations, subdivisions, stock dividends, reorganizations, recapitalizations and the like after the Closing) for at least twenty (20) out of thirty (30) Trading Days during the period (the “Third Tranche Price Measurement Period”, each of the First Tranche Price Measurement Period, the Second Tranche Price Measurement Period and the Third Tranche Price Measurement Period, a “Price Measurement Period”) from the 2025 Filing Date through and including the thirtieth (30th) Trading Day after the date on which Purchaser files its annual report on Form 10-K for the calendar year ending December 31, 2026 with the SEC (the date of such filing, the “2026 Filing Date”, and each of the 2024 Filing Date, the 2025 Filing Date and the 2026 Filing Date, a “Filing Date”), then the Company Stockholders shall be entitled to receive 100% of the Third Tranche (in accordance with their Pro Rata Share); or

(C) without duplication of clauses (A) and (B) above, in the event that fifty (50) or more Qualified Franchise Locations are opened prior to the end of the calendar year ending December 31, 2026 (the “Third Tranche Franchise Milestone”, and each of the First Tranche Franchise Milestone, the Second Tranche Franchise Milestone and the Third Tranche Franchise Milestone, a “Franchise Milestone” and each Price Milestone, Revenue Milestone and Franchise Milestone, a “Milestone”), then the Company Stockholders shall be entitled to receive 100% of the Third Tranche (in accordance with their Pro Rata Share).

(d) Determination of Whether Milestones are Met.

(i) The CFO shall monitor the VWAP of the shares of Purchaser Class A Common Stock on each Trading Day during the Price Measurement Period, and as promptly as practicable (but in any event within ten (10) Business Days) after the end of (A) each calendar month during the Price Measurement Period and (B) each Price Measurement Period, the CFO will prepare and send to each Representative Party, a written statement (each, a “Price Statement”) that sets forth (i) the VWAP of the shares of Purchaser Class A Common Stock on each Trading Day during such calendar month or Price Measurement Period then ended and (ii) whether a Price Milestone has been achieved during such period. Each Reviewing Party will have twenty (20) days after its receipt of a Price Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related personnel and advisors of Purchaser and its Subsidiaries regarding questions concerning or disagreements with the Price Statement arising in the course of their review thereof, and Purchaser and its Subsidiaries shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to a Price Statement, then it shall deliver to the CFO and the other Representative Party, a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within twenty (20) days following the date of delivery of such Price Statement, then such Representative Party will have waived its right to contest such Price Statement and the calculation of the VWAP of the shares of Purchaser Class A Common Stock on each Trading Day during the applicable portion of the Price Measurement Period (and whether a Price Milestone has been achieved) as set forth therein. If such written statement is delivered by a Representative Party within such twenty (20) day period, then the Reviewing Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Reviewing Parties do not reach a final resolution within such ten (10) Business Day period, then upon the written request of either Representative Party the Reviewing Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.13(d)(iii) below.

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(ii) As soon as practicable (but in any event within ten (10) Business Days) after each Filing Date, the CFO will prepare and deliver to the Reviewing Parties, a written statement (each, a “Revenue and Franchise Statement” and any of a Price Statement or a Revenue and Franchise Statement, a “Milestone Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 1.13 of the Gross Revenue for the Milestone Year then ended, the number of Qualified Franchise locations opened and whether the applicable Revenue Milestone and/or Franchise Milestone have been satisfied for such Milestone Year. Each Representative Party will have twenty (20) days after its receipt of a Revenue and Franchise Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related personnel and advisors of Purchaser and its Subsidiaries regarding questions concerning or disagreements with the Revenue and Franchise Statement arising in the course of their review thereof, and Purchaser and its Subsidiaries shall provide reasonable cooperation in connection therewith. If either Representative Party has any objections to a Revenue and Franchise Statement, such Representative Party shall deliver to the CFO and the other Representative Party, a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within twenty (20) days following the date of delivery of such Revenue and Franchise Statement, then such Representative Party will have waived its right to contest such Revenue and Franchise Statement and the determination of the Gross Revenue for such Milestone Year (and whether the Revenue Milestone has been satisfied for such Milestone Year) as set forth therein. If such written statement is delivered by a Representative Party within such twenty (20) day period, then the Reviewing Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) Business Day thereafter. If the Reviewing Parties do not reach a final resolution within such ten (10) Business Day period, then, upon the written request of either Representative Party, the Reviewing Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.13(d)(iii) below.

(iii) If a dispute with respect a Milestone Statement is submitted in accordance with this Section 1.13(d) to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.13(d)(iii). Each Reviewing Party agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Reviewing Party in connection with resolving any dispute hereunder before the Independent Expert, will be borne by Purchaser. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. Each Reviewing Party will use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Reviewing Party will be entitled, as part of its presentation, to respond to the presentation of the other Reviewing Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.13(d)(iii). It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Each Reviewing Party will request that the Independent Expert’s determination be made within thirty (30) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Reviewing Parties and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(e) Issuance of Earnout Shares. If there is a final determination in accordance with Section 1.13(d) that the Company Stockholders are entitled to receive Earnout Shares upon the Company achieving a Revenue Milestone, a Price Milestone or both, 50% or 100% of the Earnout Shares, as applicable, will be due upon such final determination and Purchaser will deliver such shares to the Company Stockholders within ten (10) Business Days thereafter.

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(f) Changes in Business. Subject to the requirements of this Section 1.13, each of Purchaser and its Subsidiaries, including the Company, will be permitted, following the Closing, to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on the Gross Revenues, the share price of the shares of Purchaser Class A Common Stock, the opening of franchise locations or otherwise the ability of the Company Stockholders to earn the Earnout Shares in accordance with this Section 1.13, and the Company Stockholders will not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, Purchaser shall not, and shall cause its Subsidiaries, including the Company, to not, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Milestones.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.15 Appraisal and Dissenter’s Rights. No Company Stockholder who has validly exercised its appraisal rights pursuant to Section 92A.380 of the NRS (a “Dissenting Stockholder”) with respect to its Company Common Stock (such shares, “Dissenting Shares”) shall be entitled to receive any portion of the Stockholder Merger Consideration with respect to the Dissenting Shares owned by such Dissenting Stockholder unless and until such Dissenting Stockholder shall have effectively withdrawn or lost its appraisal rights under the NRS. Each Dissenting Stockholder shall be entitled to receive only the payment resulting from the procedure set forth in Section 92A.380 of the NRS with respect to the Dissenting Shares owned by such Dissenting Stockholder. The Company shall give the Purchaser and the Purchaser Representative (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Stockholder’s rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the NRS. The Company shall not, except with the prior written consent of the Purchaser and the Purchaser Representative, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands. Notwithstanding anything to the contrary contained in this Agreement, for all purposes of this Agreement, the Stockholder Merger Consideration shall be reduced by the Pro Rata Share of any Dissenting Stockholders attributable to any Dissenting Shares and the Dissenting Stockholders shall have no rights to any portion of the Stockholder Merger Consideration with respect to any Dissenting Shares.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to the Purchaser, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

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Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date of this Agreement1 (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company, as of the date hereof and as of the Closing, as follows:

3.1 Organization and Standing. The Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Each of the Purchaser and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser and Merger Sub and by the Purchaser as the sole stockholder of Merger Sub, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser or Merger Sub is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser and Merger Sub, enforceable against the Purchaser and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described in Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which the Purchaser or Merger Sub is a party or the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

1 Note to Draft: Consider refreshing schedules to the date of this A&R BCA.

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3.4 Non-Contravention. Except as otherwise described in Schedule 3.4, the execution and delivery by the Purchaser and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser and Merger Sub of the transactions contemplated hereby and thereby, and compliance by the Purchaser and Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s or Merger Sub’s respective Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser, Merger Sub or any of their respective properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) Purchaser is authorized to issue 111,000,000 shares of capital stock consisting of (i) 110,000,000 shares of Purchaser Common Stock including (A) 100,000,000 shares of Purchaser Class A Common Stock and (B) 10,000,000 shares of Purchaser Class B Common Stock, and (ii) 1,000,000 shares of Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding shares of Purchaser Preferred Stock. All outstanding Shares of Purchaser Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities have been issued in violation of any applicable securities Laws.

(b) Prior to giving effect to the Merger, Merger Sub is authorized to issue 1,000 shares of Merger Sub Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(c) Except as set forth in Schedule 3.5(a) or Schedule 3.5(c) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 3.5(c), there are no stockholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

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(d) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(d). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of Purchaser to grant any Lien on its properties or assets.

(e) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of the Purchaser’s auditors (the, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Purchaser Public Units, the shares of Purchaser Common Stock and the Purchaser Rights are listed on Nasdaq, (B) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

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(b) Except for the SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except for the SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since January 1, 2022, not been subject to a Material Adverse Effect on the Purchaser.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all material Laws applicable to it and the conduct of its business, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) Each of the Purchaser and the Merger Sub has or will have timely filed, or caused to be timely filed, all federal and other material Tax Returns required to be filed by it (taking into account all available extensions), which such Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all federal and other material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser or the Merger Sub files or is required to file a Tax Return.

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(b) There is no Action currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser or the Merger Sub by a Governmental Authority in a jurisdiction where the Purchaser or the Merger Sub does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Neither the Purchaser nor the Merger Sub is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Purchaser, orally by any Tax authority that any such audit is contemplated or pending. To the Knowledge of the Purchaser, there are no claims, assessments, audits, examinations, investigations or other Actions pending against the Purchaser or the Merger Sub in respect of any Tax, and neither the Purchaser nor the Merger Sub has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established).

(d) There are no Liens with respect to any Taxes upon the assets of the Purchaser or the Merger Sub, other than Permitted Liens.

(e) Each of the Purchaser and the Merger Sub has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such material Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) Neither the Purchaser nor the Merger Sub has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Purchaser or the Merger Sub for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) Neither the Purchaser nor the Merger Sub will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or (B) a change in the accounting method of the Purchaser or the Merger Sub pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality.

(h) Neither the Purchaser nor the Merger Sub has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) Neither the Purchaser nor the Merger Sub is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement or closing agreement with any Governmental Authority) that will be binding on the Purchaser or the Merger Sub with respect to any period ending after the Closing Date.

(j) Neither the Purchaser nor the Merger Sub has requested, or is it the subject of or bound by any private letter ruling from any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

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(k) Neither the Purchaser nor the Merger Sub: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes (other than a group of which the Company is or was the common parent corporation) for any taxable period for which the statute of limitations has not expired.

(l) The Purchaser is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) Since the date of its formation, neither the Purchaser nor the Merger Sub has (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser to engage in business as currently conducted by it or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

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3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own directly or indirectly any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement, the Transactions and the Ancillary Documents to which it is a party, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.16 Investment Company Act. As of the date of this Agreement, the Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.17 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.18 Ownership of Stockholder Merger Consideration. All shares of Purchaser Common Stock to be issued and delivered to the Company Stockholders as Stockholder Merger Consideration in accordance with Article I shall be, upon issuance and delivery of such Purchaser Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement, and any Liens incurred by any Company Stockholder, and the issuance and sale of such Purchaser Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

3.19 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

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(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.20 Insurance. Schedule 3.20 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim.

3.21 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to the Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Proxy Statement; and (b) none of the Company nor its respective Representatives have made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to the Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Proxy Statement.

3.22 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Statement; or (c) in the mailings or other distributions to the Company’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

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3.23 No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser nor any other Person on its behalf makes any express or implied representation or warranty with respect to any of the Purchaser or the Merger Sub or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Purchaser and Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by the Purchaser and Merger Sub in this Article III (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Company or any of its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Company or any of its Representatives by any Representative of the Purchaser or Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser or Merger Sub.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date of this Agreement2 (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing, as follows:

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the NRS and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Schedule 4.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Stockholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company’s Organizational Documents, the NRS, any other applicable Law or any Contract to which the Company is a party or by which it or its securities are bound and (b) other than the Required Company Stockholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement in accordance with the NRS, (iii) directed that this Agreement be submitted to the Company’s stockholders for adoption and (iv) resolved to recommend that the Company stockholders adopt this Agreement. The Voting Agreements delivered by the Company include holders of Company Common Stock representing at least the Required Company Stockholder Approval, and such Voting Agreements are in full force and effect.

2 Note to Draft: AFS to provide updated schedules.

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4.3 Capitalization.

(a) The Company is authorized to issue (i) 190,000,000 shares of Company Common Stock, 29,107,431 shares of which shares are issued and outstanding and (ii) 10,000,000 shares of Company Preferred Stock, none of which are issued and outstanding. Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding share of Company Common Stock and other equity interests of the Company are set forth on Schedule 4.3(a), along with the beneficial and record owners thereof, all of which shares and other equity interests are owned free and clear of any Liens other than those imposed under the Company Charter. All of the outstanding shares and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the NRS, any other applicable Law, the Company Charter or any Contract to which the Company is a party or by which it or its securities are bound. The Company holds no shares or other equity interests of the Company in its treasury. None of the outstanding shares or other equity interests of the Company were issued in violation of any applicable securities Laws.

(b) The Company has reserved a sufficient number of shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company upon exercise of the currently outstanding Company Options. Schedule 4.3(b) sets forth the beneficial and record owners of all outstanding Company Options (including the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule). Other than as set forth on Schedule 4.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of its stockholders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 4.3(b), there are no voting trusts, proxies, stockholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Charter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since January 1, 2021, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

(d) Each grant of a Company Option was duly authorized by all necessary corporate action, and (i) the stock option agreement governing such grant was duly executed and delivered by each party thereto; (ii) each such grant was made in accordance with all applicable Laws; and (iii) each such grant was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

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4.4 No Subsidiaries. The Company has no Subsidiaries provided, that, notwithstanding anything to the contrary contained in this Agreement, in the event of the breach of the foregoing representation and warranty, without limiting any rights or remedies available under this Agreement or applicable Law, any reference in this Agreement to the Company will include its Subsidiaries to the extent reasonably applicable. The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, partnership, joint venture or business association or other entity.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Law, or (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Company, taken as a whole, or its abilities to perform its obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

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4.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2021 and December 31, 2020, and the related audited income statements, changes in stockholder equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP (the “Audited Company Financials”), (ii) the unaudited financial statements, consisting of the condensed balance sheet of the Company as of December 31, 2022 (the “Balance Sheet Date”), and the related unaudited condensed income statement, changes in member equity and statement of cash flows for the fiscal year then ended and (iii) once available and delivered by the Company, the audited financial statements prepared pursuant to Section 5.4(b). True and correct copies of the Company Financials have been provided to the Purchaser. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, neither the Company nor its Representatives have received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its properties or assets.

(d) Except as set forth on Schedule 4.7(d), the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company as of the Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

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(e) All financial projections with respect to the Company that were prepared and delivered by the Company to the Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. None of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves) within ninety (90) days.

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8, since December 31, 2022, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 5.2(b) (without giving effect to Schedule 5.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

4.9 Compliance with Laws. The Company is not and has not been in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since January 1, 2018, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permits. The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 4.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. Except as described on Schedule 4.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 4.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

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4.12 Material Contracts.

(a) Schedule 4.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 4.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $200,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Company under such Contract or Contracts of at least $200,000 per year or $500,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $200,000;

(x) is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Company to make any capital commitment or expenditure in excess of $250,000 (including pursuant to any joint venture);

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(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than in the ordinary course of business consistent with past practice) with a power of attorney;

(xiv) are required to be disclosed as a Company IP License or Outbound IP License pursuant to Section 4.13; or

(xv) that will be required to be filed with the Proxy Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) Except as disclosed in Schedule 4.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) the Company is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, and (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 4.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property. Except as set forth on Schedule 4.13(a)(ii), the Company owns, or otherwise has a valid and enforceable right to use (either via the Company IP Licenses or as otherwise permitted under applicable law (e.g. fair use)), free and clear of all Liens (other than Permitted Liens), all Intellectual Property currently used, licensed or held for use by the Company, except as would not have a Material Adverse Effect. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company has obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iii), all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments with any applicable domestic or foreign Intellectual Property offices or agencies so that the Company is the owner of record of all Company Registered IP.

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(b) Except as set forth on Schedule 4.13(a)(ii), the Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company, except as would not have a Material Adverse Effect. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder, except as would not have a Material Adverse Effect. The continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. Except as set forth on Schedule 4.13(b), all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by the Company are valid, in force and in good standing with all required fees and maintenance fees due and owing having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Schedule 4.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (each, an “Outbound IP License”). The Company has performed all obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) Except as set forth on Schedule 4.13(d)(i), no Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. Except as set forth on Schedule 4.13(d)(i), the Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person currently is or may currently be occurring as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. Except as set forth on Schedule 4.13(d)(ii), the Company is not currently infringing, and has not, in the past (5) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

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(e) All officers, directors, employees and independent contractors of the Company (and each of their respective Affiliates) have assigned to the Company all material Intellectual Property arising from the services performed for the Company by such Persons. No current or former officers, employees or independent contractors of the Company has claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted. The Company has taken commercially reasonable steps in order to protect the secrecy and confidentiality of the Company’s Trade Secrets, if any, and the company is not aware of any breach of secrecy or confidentiality of any Company Trade Secret that would have a Material Adverse Effect.

(f) To the Knowledge of the Company, in the past five (5) years, there has been no material unauthorized access to or compromise of the security, confidentiality or integrity of third party information and data (including personally identifiable information) in the possession of the Company, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company in the past five (5) years. The Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. Except as set forth on Schedule 4.13(f), the operation of the business of the Company does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law, except as would not have a Material Adverse Effect.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise all of the Company’ rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

(h) To the Knowledge of the Company, any Software that constitutes Company IP is free of all viruses, worms, Trojan horses and other material known contaminants and does not contain any bugs, errors, or problems of a material nature that would disrupt its operation or have an adverse impact on the operation of other Software. To the knowledge of the Company, it has not incorporated into its products or services publicly available Software that is distributed as free, “copyleft,” open source Software that requires as a condition of use, modification, or distribution of such Software that other Software or technology incorporated into, derived from, or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.

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4.14 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all federal and other material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Schedule 4.14(a) sets forth each jurisdiction where the Company files or is required to file a Tax Return.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority and has not been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. To the Company’s Knowledge, there are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all material Taxes currently required to be collected or withheld by it, and all such material Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date: (A) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) or (B) a change in the accounting method of the Company pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax Laws of any nation, state or locality.

(h) The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement, (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement or closing agreement with any Governmental Authority) that will be binding on the Company with respect to any period ending after the Closing Date.

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(j) The Company has not requested, and is not the subject of or bound by any private letter ruling from any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not and has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation for any taxable period for which the statute of limitations has not expired.

(l) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m) Except as otherwise set forth on Schedule 4.14(m), since January 1, 2020, the Company has not revoked or amended any material Tax election or filed any amended Tax Returns or claim for refund.

4.15 Real Property. Schedule 4.14(a) contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received written notice of any such condition. The Company does not own and has never owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than One Hundred Thousand Dollars ($100,000) is set forth on Schedule 4.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

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4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 4.17. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are adequate and sufficient for the operation of the businesses of the Company as currently conducted.

4.18 Employee Matters.

(a) Except as set forth in Schedule 4.18(a), the Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 4.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(b) Except as set forth in Schedule 4.18(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

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(c) Schedule 4.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ended December 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ended December 31, 2022. Except as set forth on Schedule 4.18(c), (A) no employee is a party to a written employment Contract with the Company and each is employed “at will”, and (B) the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c), the Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) Schedule 4.18(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person. Except as set forth on Schedule 4.18(d), all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to the Purchaser by the Company. For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) is a true and complete list of each material Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company is not nor has it in the past six (6) years been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company has any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by the Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b) Each Company Benefit Plan is and has been operated and administered at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the Company’s Knowledge, no fact exists which would reasonably be expected to adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

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(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and the Company has no Liability or otherwise could reasonably be expected to have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company does not currently maintain nor has in the past six (6) years maintained, nor is required currently and has in the past six (6) years never been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees (or a dependent or beneficiary thereof) of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees, dependents or beneficiaries); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

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(h) The Company and each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (each, a “Health Plan”) is and has been for the past six (6) years in compliance, in all material respects, with the Patient Protection and Affordable Care Act of 2010, and, to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would subject the Company or any Health Plan to any material Liability for penalties or excise Taxes under Sections 4980D or 4980H of the Code.

(i) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(j) Except to the extent required by Section 4980B of the Code or similar state Law, the Company provides no health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(k) Each Company Benefit Plan subject to Section 409A of the Code has been operated, administered and is in documentary compliance with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for penalty taxes paid pursuant to Section 409A of the Code.

4.20 Environmental Matters. Except as set forth in Schedule 4.20:

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened in writing to revoke, modify (in a manner that would prohibit the Company from conducting its business or operations), or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance in any material respect with applicable Environmental Laws and Environmental Permits.

(b) To the Company’s Knowledge, the Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Environmental Liabilities under applicable Environmental Laws. To the Company’s Knowledge, no fact, circumstance, or condition exists in respect of the Company or any property currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

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(e) There is no pending or, to the Company’s Knowledge, to the Company’s Knowledge there is no pending or threatened investigation by a Governmental Authority of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company that could lead to the imposition of any Liens under any Environmental Law or that could reasonably be expected to result in the Company incurring material Environmental Liabilities.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21, no Company Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is not presently, nor in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 4.21, the Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

4.22 Insurance.

(a) Schedule 4.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company has no self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any material change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy, other than in the ordinary course of business, or non-renewal of a policy.

(b) The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

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4.23 Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

4.24 Top Customers and Suppliers. Schedule 4.24 lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on December 31, 2022, the ten (10) largest customers of the Company (the “Top Customers”) and the ten largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of the Company with any Top Supplier or Top Customer.

4.25 Certain Business Practices.

(a) The Company, including any of its Representatives acting on its behalf, has not (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. The Company, including any of its Representatives acting on its behalf has not, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) The Company, including any of its directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company, is not currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and the Company has not in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.26 [RESERVED].

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4.27 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28 Finders and Brokers. Except as set forth in Schedule 4.28, the Company has not incurred and will not incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

4.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

4.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

4.31 No Other Representations. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Company nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Company or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Company hereby expressly disclaims any other representations or warranties, whether implied or made by the Company or any of its Representatives. Except for the representations and warranties expressly made by the Company in this Article IV (as modified by the Company Disclosure Schedules) or in an Ancillary Document, the Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, Merger Sub or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, Merger Sub or any of their respective Representatives by any Representative of the Company), including any representations or warranties regarding the probable success or profitability of the businesses of the Company.

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Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 7.1 or the Closing (the “Interim Period”), subject to Section 5.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the Purchaser or its Representatives may reasonably request regarding the Company and its businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company. Notwithstanding the foregoing, the Company may restrict or otherwise prohibit access to any documents or information to the extent that the Company’s outside legal counsel advises it that (a) applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents would be in violation of the HSR Act, Sherman Act, or any applicable non-U.S. antitrust or competition laws; (c) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other similar privilege applicable to such documents or information; or (d) such documents or information are reasonably pertinent to any adverse legal proceeding between the Company and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand. Nothing in this Section 5.1 will be construed to require the Company or any of its Representatives to prepare any reports, statements, analyses.

(b) During the Interim Period, subject to Section 5.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries. Notwithstanding the foregoing, the Purchaser may restrict or otherwise prohibit access to any documents or information to the extent that the Purchaser’s outside legal counsel advises it that (a) applicable Law requires the Purchaser to restrict or otherwise prohibit access to such documents or information; (b) access to such documents would be in violation of the HSR Act, Sherman Act, or any applicable non-U.S. antitrust or competition laws; (c) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other similar privilege applicable to such documents or information; or (d) such documents or information are reasonably pertinent to any adverse legal proceeding between the Company and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand. Nothing in this Section 5.1 will be construed to require the Purchaser, any of its Subsidiaries or any of their respective Representatives to prepare any reports, statements, analyses, appraisals, opinions or other information not otherwise prepared in the ordinary course of business.

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5.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement, or the Ancillary Documents, as required by applicable Law or as set forth on Schedule 5.2, the Company shall (i) conduct its business, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and its business, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organization, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement, or the Ancillary Documents, as required by applicable Law or as set forth on Schedule 5.2, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $200,000 individually or $500,000 in the aggregate;

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(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, in the aggregate by more than ten percent (10%), or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into, establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other material Company IP (excluding non-exclusive licenses of Company IP to the Company’s customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

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(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $200,000 (individually for any project (or set of related projects) or $500,000 in the aggregate);

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxi) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions.

(c) The Company shall use its commercially reasonable efforts, during the Interim Period, to take such actions as set forth on Schedule 5.2(c).

5.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law or as set forth on Schedule 5.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

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(b) Without limiting the generality of Section 5.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents or as set forth on Schedule 5.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including the costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,000,000);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

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(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 5.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

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5.4 Annual and Interim Financial Statements.

(a) During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited income statement and an unaudited balance sheet of the Company for the period from the Balance Sheet Date through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes.

(b) As promptly as practicable after the date of this Agreement (but in no event later than 30 days after the date of this Agreement), the Company shall use its commercially reasonable efforts to deliver to the Purchaser, audited financial statements for the fiscal years ended December 31, 2022, and December 31, 2021, which financial statements shall have been audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor. Such audited financial statements shall be accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP.

5.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, the shares of Purchaser Class A Common Stock and the Purchaser Rights on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Purchaser Common Stock.

5.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

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(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Merger in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VI not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

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5.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 5.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with each of the Purchaser and the Company bearing fifty percent (50%) of the costs and expenses thereof. with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

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(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

5.10 Tax Matters. Each of the Parties shall use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

5.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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5.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Purchaser Class A Common Stock to be issued under this Agreement as the Merger Consideration, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Class A Common Stock redeemed (the “Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger (and to the extent required, the issuance of any shares in connection with a PIPE Investment), by the holders of shares of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) adoption and approval of the Amended and Restated Certificate of Incorporation in form and substance reasonably acceptable to the Company and the Purchaser, including the change of the name of the Purchaser; provided, that if the Amended Company Charter and the Class B Share Exchange are not agreed to by the Company Special Committee or not approved by the High Vote Company Stockholder Approval, the Amended Purchaser Charter will not include any provisions regarding the Purchaser Class B Common Stock and will only provide for a single class of common stock, (iii) adoption and approval of a new equity incentive plan in form and substance reasonably acceptable to the Purchaser and the Company (the “Incentive Plan”), and which will provide for awards for a number of shares of Purchaser Common Stock (including for the Assumed Options) equal to ten percent (10%) of (x) the aggregate number of shares of Purchaser Common Stock issued and outstanding immediately after the Closing (giving effect to the Redemption), plus (y) the number of Earnout Shares potentially issuable pursuant to the milestones set forth in Section 1.13 of this Agreement, which Incentive Plan shall have an annual “evergreen” increase as of January 1 of each calendar year, beginning with January 1, 2024 and continuing until (and including January 1, 2033, with such annual increase not to exceed two (2%) of the aggregate number of shares of Purchaser Common Stock issued and outstanding as of the end of the day immediate prior to such increase, (iv) the appointment of the members of the Post-Closing Purchaser Board in accordance with Section 5.17 hereof, (v) such other matters as the Company and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, the Purchaser will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL and the rules and regulations of the SEC and Nasdaq. The Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the Purchaser with such information concerning the Company and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

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(b) The Purchaser shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of Purchaser and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Purchaser and, after the Closing, the Purchaser Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c) Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, the Purchaser shall distribute the Registration Statement to the Purchaser’s stockholders, and, pursuant thereto, shall duly call, give notice of, convene and hold the Purchaser Special Meeting in accordance with the DGCL.

(e) Purchaser shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, the Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

5.13 Company Stockholder Meeting. As promptly as practicable after the Registration Statement has become effective, the Company will call a meeting of its stockholders in order to obtain the Required Company Stockholder Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the Company Stockholders proxies in favor of the Required Company Stockholder Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Stockholder Approval, including enforcing the Voting Agreements.

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5.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

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5.15 Confidential Information.

(a) The Company and the Seller Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 5.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 5.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to the Purchaser or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and the Seller Representative and their respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

5.16 Documents and Information. After the Closing Date, the Purchaser and the Company shall, and shall cause their respective Subsidiaries to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative during normal business hours of the Company upon reasonable request and upon reasonable notice.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Purchaser to resign, so that effective as of the Closing, the Purchaser’s board of directors (the “Post-Closing Purchaser Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board (i) four (4) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules, and (ii) three (3) persons that are mutually agreed on by the Company and Purchaser prior to the Closing, all of whom shall be required to qualify as an independent director under Nasdaq rules (the “Purchaser Directors”, and together with the Company Directors, the “Directors” and each individually a “Director”), who shall be required to qualify as an independent director under Nasdaq rules. At or prior to the Closing, the Purchaser will provide each Director with a customary director indemnification agreement, in form and substance reasonably acceptable to such Director.

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(b) The Parties shall take all action necessary, including causing the executive officers of Purchaser to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Purchaser immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the Purchaser, Merger Sub or the Company and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Merger Sub or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the Purchaser shall cause the Organizational Documents of the Purchaser and the Surviving Corporation to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Merger Sub and the Company to the extent permitted by applicable Law. The provisions of this Section 5.18 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For the benefit of the Purchaser’s and Merger Sub’s directors and officers, the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, the Purchaser shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and the Purchaser shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

5.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Purchaser from any PIPE Investment shall first be used to pay (i) the Purchaser’s accrued Expenses, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO and (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses and (iii) any other Liabilities of the Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Purchaser’s securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of the Purchaser and the Surviving Corporation.

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5.20 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to, enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser to purchase shares of the Purchaser in connection with a private placement, and/or enter into forward purchase arrangements or backstop arrangements with potential investors, in each case on terms mutually agreeable to the Company and Purchaser, acting reasonably (a “PIPE Investment”), and, if Purchaser elects to seek a PIPE Investment, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

5.21 Employment Agreements. Effective on the Closing Date, the Purchaser shall enter into employment agreements with key executive listed on Schedule 5.21 (the “New Employment Agreements”), which agreements shall be mutually satisfactory to the Company, the Purchaser and the employee.

5.22 Company Amended Charter and Class B Share Exchange. Either prior to or promptly after the date of this Agreement, the Company shall form a special committee of the Board of Directors of the Company (the “Company Special Committee”), which Company Special Committee shall exclude the Company Founders (or their respective Affiliates). The Special Committee shall negotiate with the Company Founders (i) one or more amendments to the Company Certificate of Incorporation, in form and substance acceptable to the Company Special Committee (in its sole discretion) and the Company Founders, to create and authorize shares of Company Class B Common Stock (the “Amended Company Charter”), and (ii) an exchange of the shares of Company Class A Common Stock held by each of the Company Founders (or their respective Affiliates) for an equal number of shares of Company Class B Common Stock for such consideration as agreed by the Company Special Committee (the “Class B Share Exchange”), which Amended Company Charter and Class B Share Exchange would become effective immediately prior to the Effective Time, subject to the High Vote Company Stockholder Approval. If the Company Special Committee and the Company Founders come to an agreement with respect to the Amended Company Charter and the Class B Share Exchange, then promptly after such agreement, the Company shall submit such agreement to the Company Stockholders for approval by a majority of the issued and outstanding shares of Company Common Stock under the terms of the Company Certificate of Incorporation, in each case excluding any shares of Company Common Stock held by the Company Founders or their respect Affiliates (the “High Vote Company Stockholder Approval”). Subject to the execution of an agreement between the Company Special Committee and the Company Founders regarding the Amended Company Charter and the Class B Share Exchange, and the approval thereof by the High Vote Company Stockholder Approval, the Company shall file the Amended Company Charter with the Secretary of State of the State of Nevada and consummate the Class B Share Exchange, in each case, effective immediately prior to the Effective Time.

Article VI
CLOSING CONDITIONS

6.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the stockholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

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(b) Required Company Stockholder Approval. The Company Special Meeting shall have been held in accordance with the NRS and the Company’s Organizational Documents, and at such meeting, the requisite vote of the Company Stockholders (including any separate class or series vote that is required, whether pursuant to the Company’s Organizational Documents, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Merger (the “Required Company Stockholder Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 6.1(e) shall have each been obtained or made.

(f) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(g) Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including (i) funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and (ii) the proceeds from any PIPE Investment, equal to at least Ten Million U.S. Dollars ($10,000,000), after payment of amounts owed to the Sponsor and its affiliates but prior to payment of Transaction Expenses in an aggregate amount not to exceed One Million Six Hundred Thousand dollars ($1,600,000). For the avoidance of doubt, the cash proceeds of any convertible notes of the Purchaser and the proceeds of any forward purchase agreement shall count towards meeting the above minimum cash condition.

(h) Appointment to the Board. The members of the Post-Closing Purchaser Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 5.17.

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

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6.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 6.1, the obligations of the Company to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver by the Company of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser set forth in this Agreement and in any certificate delivered by or on behalf of the Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of the Purchaser’s obligations and complied in all material respects with all of the Purchaser’s agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.2(a), 6.2(b) and 6.2(c).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Purchaser Stockholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for the Purchaser certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s jurisdiction of organization and from each other jurisdiction in which the Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Registration Rights Agreement. The Company shall have received a copy of a Registration Rights Agreement form and substance reasonably acceptable to the Purchaser and the Company, duly executed by the Purchaser and the Sponsor.

(v) Amended Purchaser Charter. The Amended Purchaser Charter, in form and substance reasonably acceptable to the Purchaser and the Company, shall have been filed with, and declared effective by, the Delaware Secretary of State (provided, that if the Amended Company Charter and the Class B Share Exchange are not agreed to by the Company Special Committee or not approved by the High Vote Company Stockholder Approval, the Amended Purchaser Charter will not include any provisions regarding the Purchaser Class B Common Stock).

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6.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 6.1, the obligations of the Purchaser and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company set forth in this Agreement and in any certificate delivered by or on behalf of the Company pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company, taken as a whole.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each Lock-Up Agreement and Non-Competition Agreement shall have been dully executed by the Significant Company Holders and shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 6.3(a), 6.3(b) and 6.3(c).

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Merger and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Corporation Organizational Documents, and recommending the approval and adoption of the same by the Company Stockholders, and (C) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

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(iii) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Certified Charter. The Company shall have delivered to the Purchaser a copy of the Company Charter, as in effect as of immediately prior to the Effective Time, certified by the Secretary of State of the State of Nevada as of a date no more than ten (10) Business Days prior to the Closing Date.

(v) Employment Agreements. The Purchaser shall have received the New Employment Agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and the Purchaser, between each of the persons set forth Schedule 5.21 hereto and the Company or the Purchaser, as noted in Schedule 5.21, each such employment agreement duly executed by the parties thereto.

(vi) Transmittal Documents. The Exchange Agent shall have received from each Company Stockholder the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(vii) Company Convertible Securities. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Company shall have terminated, extinguished and cancelled in full any outstanding Company Convertible Securities (with the exception of the Assumed Options) or commitments therefor.

(viii) Termination of Certain Contracts. The Purchaser shall have received evidence reasonably acceptable to the Purchaser that the Contracts involving the Company and/or Company Stockholder or other Related Persons set forth on Schedule 6.3(e)(viii) shall have been terminated with no further obligation or Liability of the Company thereunder.

6.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, the Company or Company Stockholder) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VII
TERMINATION AND EXPENSES

7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VI have not been satisfied or waived by January 29, 2024 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shortest of (i) three (3) additional months, (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension and (iii) such period as determined by Purchaser); provided, however, the right to terminate this Agreement under this Section 7.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

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(c) by written notice by either the Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if at such time the Company is in material uncured breach of this Agreement;

(e) by written notice by the Purchaser to the Company, if (i) there has been a breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company taken as a whole following the date of this Agreement which is uncured and continuing;

(g) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained; or

(h) by written notice by either the Purchaser or the Company to the other, if the Company Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Company Stockholders have duly voted, and the Required Company Stockholder Approval was not obtained.

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7.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 7.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 7.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14, 5.15, 7.3,7.4 8.1, Article IX and this Section 7.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 8.1). Without limiting the foregoing, and except as provided in Sections 7.3 and this Section 7.2 (but subject to Section 8.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 9.9, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 7.1.

7.3 Fees and Expenses. Subject to Sections 8.1 and 9.16 all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses.

7.4 Termination Fee. Notwithstanding Section 7.3 above, in the event that there is a valid and effective termination of this Agreement by Purchaser pursuant to Section 7.1(e) then the Company shall pay to Purchaser a termination fee equal to Two Hundred and Fifty Thousand Dollars ($250,000) plus an amount equal to the aggregate Purchaser Transaction Expenses actually and directly incurred by Purchaser (such aggregate amount, the “Termination Fee”); provided that the Termination Fee shall not exceed an aggregate of Seven Hundred and Fifty Thousand Dollars ($750,000). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Purchaser within five (5) Business Days after Purchaser delivers to the Company the amount of such Expenses, along with reasonable documentation in connection therewith. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Purchaser would otherwise be entitled to assert against the Company or any of its Affiliates or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Purchaser, provided, that the foregoing shall not limit (x) the Company from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of Purchaser to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

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Article VIII
WAIVERS AND RELEASES

8.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company and the Seller Representative each hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Class A Common Stock in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if the Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO (or up to 18 months from the closing of the IPO if the Purchaser extends the period of time to consummate a business combination by the maximum amount as described in more detail in the Prospectus), subject to extension by an amendment to Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay franchise and income taxes and up to $50,000 of dissolution expenses, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Seller Representative hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Purchaser or any of its Representatives, on the one hand, and the Company, the Seller Representative or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company and the Seller Representative on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each of the Company and the Seller Representative further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or the Seller Representative or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, each of the Company and the Seller Representative hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or the Seller Representative or any of their respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company, the Seller Representative and their respective Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 8.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article IX
MISCELLANEOUS

9.1 Non-Survival of Representations, Warranties and Covenants. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement shall not survive the Closing, including any rights arising out of any breach of such representations and warranties, and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (i) those covenants and agreements contained herein and therein that by their terms expressly contemplate performance in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms), and then only with respect to any breaches occurring after the Closing, and (ii) Article VIII and this Article IX.

9.2 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent that such Person or entity is a Party hereto (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Purchaser, Merger Sub or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

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9.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser or Merger Sub at or prior to the Closing, to:

Deep Medicine Acquisition Corp.
595 Madison Avenue, 12th Floor,

New York, NY 10017
Attn: Humphrey P. Polanen, CEO
Telephone No.: (917) 289-2776
Email: humphrey.polanen@gmail.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.

         Lloyd N. Steele, Esq.

Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

           lsteele@egsllp.com

If to the Purchaser Representative, to: Bright Vision Sponsor LLC 595 Madison Avenue, 12th Floor New York, NY 10017 Attn: Ke Li, Managing Member Telephone No.: (917) 289-2776 Email: kli@llcpas.net with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.

          Lloyd N. Steele, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

           lsteele@egsllp.com

If to the Company or the Surviving Corporation, to:

TruGolf, Inc.

60 North 1400 West

Centerville, UT 84014
Attn: Chris Jones, Chief Executive Officer
Telephone No.: (801) 298-1997
Email: chrjones@trugolf.com

with a copy (which will not constitute notice) to: ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Attn: Cavas S. Pavri Telephone No.: (202) 724-6847 Email: cavas.pavri@afslaw.com
If to the Seller Representative to: Christopher Jones 60 North 1400 West Centerville, UT 84014 Telephone No.: (801) 298-1997 Email: chrjones@trugolf.com	with a copy (which will not constitute notice) to: ArentFox Schiff LLP 1717 K Street NW Washington, DC 20006 Attn: Cavas S. Pavri Telephone No.: (202) 724-6847 Email: cavas.pavri@afslaw.com

If to the Purchaser after the Closing, to:

TruGolf, Inc.

60 North 1400 West

Centerville, UT 84014
Attn: Chris Jones, Chief Executive Officer
Telephone No.: (801) 298-1997
Email: chrjones@trugolf.com

and

the Purchaser Representative

with a copy (which will not constitute notice) to:

ArentFox Schiff LLP
1717 K Street NW

Washington, DC 20006
Attn: Cavas S. Pavri

Telephone No.: (202) 724-6847
Email: cavas.pavri@afslaw.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.

          Lloyd N. Steele, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

           lsteele@egsllp.com

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9.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser and the Company (and after the Closing, the Purchaser Representative and the Seller Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

9.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 5.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

9.6 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 9.6, and any dispute to be determined by the Independent Expert in accordance with Section 1.12) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 9.6. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

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9.7 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Sections 1.12 and 9.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Sections 1.12 and 9.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 9.1. Nothing in this Section 9.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

9.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.8.

9.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

9.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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9.11 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Company, the Purchaser Representative and the Seller Representative.

9.12 Waiver. The Purchaser on behalf of itself and its Affiliates, the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Company Stockholders, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Purchaser Representative or the Seller Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

9.13 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties, including the Original Business Combination Agreement, with respect to the subject matter contained herein. This Agreement supersedes the Original Business Combination Agreement in its entirety, and upon the effectiveness of this Agreement, the Original Business Combination Agreement shall no longer have any force or effect.

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9.14 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its stockholders under the DGCL, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

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9.15 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.16 Purchaser Representative.

(a) The Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Bright Vision SPONSOR LLC, in the capacity as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.12; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Purchaser Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Purchaser Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Purchaser Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any Purchaser Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the Purchaser Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of Purchaser Securities (other than the Company Stockholders immediately prior to the Effective Time and its successors and assigns). All decisions and actions by the Purchaser Representative, including any agreement between the Purchaser Representative and the Company, Seller Representative, any Company Stockholders shall be binding upon the Purchaser and its Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.16 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under any Purchaser Representative Document as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable and documented attorneys’ fees (collectively, “Losses”) incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under any Purchaser Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable under or in connection with any Purchaser Representative Document for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 9.16 shall survive the Closing and continue indefinitely.

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(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

9.17 Seller Representative.

(a) Each Company Stockholder, by delivery of a Letter of Transmittal, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Christopher Jones, in his capacity as the Seller Representative, as the true and lawful agent and attorney-in-fact of such Persons with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Person under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Seller Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Seller Representative Documents, including: (i) controlling and making any determinations with respect to the post-Closing Merger Consideration adjustments under Section 1.12; (ii) terminating, amending or waiving on behalf of such Person any provision of any Seller Representative Document (provided, that any such action, if material to the rights and obligations of the Company Stockholders in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Company Stockholders unless otherwise agreed by each Company Stockholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Seller Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (v) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Stockholders under this Agreement and to distribute the same to the Company Stockholders in accordance with their Pro Rata Share; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Seller Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and the Purchaser Representative, or the Purchaser shall be binding upon each Company Stockholder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 9.17 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

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(b) Any other Person, including the Purchaser Representative, the Purchaser, and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Company Stockholders under any Seller Representative Documents. The Purchaser Representative, the Purchaser, and the Company shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Company Stockholder shall have any cause of action against the Purchaser Representative, the Purchaser, or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. The Purchaser Representative, the Purchaser, and the Company shall not have any Liability to any Company Stockholder for any allocation or distribution among the Company Stockholders by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Company Stockholder under any Seller Representative Document shall be made to the Seller Representative for the benefit of such Company Stockholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Stockholder with respect thereto. All notices or other communications required to be made or delivered by a Company Stockholder shall be made by the Seller Representative (except for a notice under Section 9.17(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Company Stockholders on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Company Stockholders, but the Seller Representative will not be responsible to the Company Stockholders for any Losses that any Company Stockholder may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Company Stockholders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Seller Representative’s duties under any Seller Representative Document, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted under any Seller Representative Document as the Seller Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Company Stockholders, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 9.17 shall survive the Closing and continue indefinitely.

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(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Stockholders, then the Company Stockholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative (by vote or written consent of the Company Stockholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%)), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

9.18 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser, Merger Sub, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser, Merger Sub, any Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Purchaser or the Surviving Corporation; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, the Surviving Corporation and its Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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Article X
DEFINITIONS

10.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with GAAP as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Company in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Adjusted Merger Consideration” means an amount equal to the sum of (i) the Merger Consideration, plus (ii) the aggregate amount of the exercise prices for all Company Options in accordance with their terms (and assuming no cashless exercise).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Base Consideration” mean Eighty Million U.S. Dollars ($80,000,000).

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

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“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Company on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company as of such time.

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate amount of all Indebtedness of the Company, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Charter” means the Certificate of Incorporation of the Company, as amended and effective under the NRS, prior to the Effective Time.

“Company Class A Common Stock” means, (i) prior to the adoption of the Amended Company Charter, if applicable, the common stock of the Company, par value $0.01 per share, and (ii) after the adoption of the Amended Company Charter, if applicable, the Class A common stock of the Company, par value $0.01 per share, in accordance with the Amended Company Charter.

“Company Class B Common Stock” means, if the Amended Company Charter is adopted and approved the by the Company Special Committee and the High Vote Company Stockholder Approval, and subject to the terms as agreed to by the Company Special Committee and the Company Founders, the Class B common stock of the Company, par value $0.01 per share, which shall have the same exact rights and obligations of shares of Company Class A Common Stock, except that each share of Company Class B Common Stock shall be entitled to a number of votes per share equal to ten (10) or such other number in excess of one (1) vote as agreed by the Company Special Committee and the Company Founders, if any.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock, including any Earnout Shares. Any reference in this Agreement to the Company Common Stock prior to the adoption of the Amended Company Charter, if applicable, shall mean the Company Class A Common Stock.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Founder” means each of Christopher Jones, Steve Johnson, and David Ashby.

“Company Option” means an option (whether vested or unvested) to purchase Company Common Stock that was granted by the Company’s board of directors.

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“Company Preferred Stock” means the preferred stock, par value $0.01 per share, of the Company.

“Company Securities” means, collectively, the Company Common Stock, Company Preferred Stock, the Company Options and any other Company Convertible Securities.

“Company Stockholders” means, collectively, the holders of Company Common Stock.

“Company Transaction Expenses” means all fees and expenses of the Company incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at or after the Closing pursuant to any agreement to which the Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Purchaser, Merger Sub or the Company in connection with the Merger or the other transactions contemplated by this Agreement.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

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“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1151 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 111 et seq., Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

“Fully-Diluted Company Shares” means the total number of issued and outstanding shares of Company Common Stock, treating all outstanding in-the-money Company Options as fully vested and as if the Company Option had been exercised as of the Effective Time, but excluding Company Securities described in Section 1.8(b).”

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“In-the-Money Company Option” means a Company Option with an exercise price less than the Purchaser Share Price.

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“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Public Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of October 26, 2021, and filed with the SEC on October 28, 2021 (File Nos. 333-259500 and 333-260515).

“IPO Underwriter” means I-Bankers Securities, Inc.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Christopher Jones, David Ashby, Steve Johnson, Brenner Adams, Lindsay Jones and Shaun Limbers, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

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“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Law or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) or natural disaster or pandemic; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension); provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Merger Sub Common Stock” means the shares of common stock, par value $0.001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Global Market.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Company (excluding, without duplication, Closing Company Cash and deferred Tax assets), minus (ii) all current liabilities of the Company (excluding, without duplication, Indebtedness, unpaid Company Transaction Expenses and deferred Tax Liabilities), as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude any receivable from a Company Stockholder.

“NRS” means the Nevada Revised Statutes, as amended and in effect from time to time.

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“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Per Share Price” means an amount equal to (i) the Adjusted Merger Consideration, divided by (ii) the Fully-Diluted Company Shares.

“Purchaser Share Price” means $10.00 per share (as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the Closing).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means with respect to each Company Stockholder, a fraction expressed a percentage equal (i) the numerator of which shall be the total number of shares of Company Securities (on an as converted to common stock basis) held by the Company Stockholder and (ii) the denominator of which shall be the total number of shares of Common Securities (on an as converted to common stock basis) that are issued and outstanding.

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“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means (i) prior to the Closing the shares of Class B common stock, par value $0.0001 per share, of the Purchaser and (ii) if the Amended Company Charter is adopted and approved by the Company Special Committee and the High Vote Company Stockholder Approval, and subject to the terms as agreed to by the Company Special Committee and the Company Founders, then, after the adoption of the Amended Purchaser Charter at the Closing, the Class B common stock of Purchaser, par value $0.0001 per share, in accordance with the Amended Purchaser Charter, which shall have the same exact rights and obligations of shares of Purchaser Class A Common Stock, except that each share of Purchaser Class B Common Stock shall be entitled to a number of votes per share equal to the number of votes per share as the Company Class B Common Stock.

“Purchaser Common Stock” means the shares of Purchaser Class A Common Stock and Purchaser Class B Common Stock, collectively.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Seller Representative or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company, the Seller Representative or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Preferred Stock” means shares of preferred stock, par value $0.0001 per share, of Purchaser.

“Purchaser Private Right” means one right that was included as part of each Purchaser Private Unit entitling the holder thereof to receive one-tenth (1/10) of one (1) share of Purchaser Class A Common Stock upon the consummation by Purchaser of its Business Combination.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to the Sponsor at the time of the consummation of the IPO consisting of one (1) share of Purchaser Class A Common Stock Class and one (1) Purchaser Private Right.

“Purchaser Public Right” means one right that was included as part of each Purchaser Public Unit entitling the holder thereof to receive one-tenth (1/10) of one (1) share of Purchaser Class A Common Stock upon the consummation by Purchaser of its Business Combination.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) share of Purchaser Class A Common Stock and one (1) Purchaser Public Right

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Stock and the Representative Warrants, collectively.

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“Purchaser Transaction Expenses” means all fees and expenses of the Purchaser incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Purchaser, and (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Purchaser at or after the Closing pursuant to any agreement to which the Purchaser is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

“Purchaser Units” means the Purchaser Private Units and Purchaser Public Units, collectively.

“Qualified Franchise Location” means a TruGolf branded commercial facility with at least three fully operational golf simulators and which at the time of determination is open to the general public.

“Representative Warrants” means the warrants issued to the IPO Underwriter, in connection with its services as the representative of the underwriters for the IPO, entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock per warrant at a purchase price of $12.00 per share.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, Company Transaction Expenses or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required by Environmental Laws to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Company Holder” means each Company Founder, Brenner Adams, and Nathan Larsen.

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“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Bright Vision Sponsor LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Net Working Capital Amount” means an amount equal to One Million Dollars ($1,000,000).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with any other Person (other than an agreement entered into in the ordinary course of business and not primarily related to Taxes).

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

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“Trading Day” means any day on which shares of Purchaser Common Stock are actually traded on the principal securities exchange or securities market on which the Purchaser Common Stock are then traded.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of October 26, 2021, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means American Stock Transfer & Trust Company, LLC, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

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10.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section	Term	Section
2024 Filing Date	1.13(c)(i)(B)	Antitrust Laws	5.9(b)
2024 Revenue	1.13(c)(i)(A)	Articles of Merger	1.2
2025 Filing Date	1.13(c)(ii)(B)	Assumed Option	1.8
2025 Revenue	1.13(c)(ii)(A)	Audited Company Financials	4.7(a)
2026 Filing Date	1.13(c)(iii)(B)	Balance Sheet Date	4.7(a)
2026 Revenue	1.13(c)(iii)(A)	Business Combination	8.1
AAA Procedures	9.6	CFO	1.12(a)
Accounts Receivable	4.7(f)	Class B Share Exchange	5 22
Acquisition Proposal	5.6(a)	Closing	2.1
Act	Recitals	Closing Date	2.1
Adjustment Amount	1.12(d)	Closing Filing	5.14(b)
Agreement	Preamble	Closing Press Release	5.14(b)
Alternative Transaction	5.6(a)	Closing Statement	1.12(a)
Amended Company Charter	5.22	Company	Preamble
Company Benefit Plan	4.19(a)	Lost Certificate Affidavit	1.9(d)
Company Certificates	1.9(a)	Merger	Recitals
Company Directors	5.17(a)	Merger Consideration	1.7
Company Disclosure Schedules	Article IV	Merger Sub	Preamble
Company Financials	4.7(a)	Milestone	1.13(c)(iii)(C)
Company IP	4.13(d)	Milestone Statement	1.13(d)(ii))
Company IP Licenses	4.13(a)	Milestone Year	1.13(a)
Company Material Contracts	4.12(a)	New Employment Agreements	5.21
Company Permits	4.10	Non-Competition Agreement	Recitals
Company Personal Property Leases	4.16	Objection Statement	1.12(b)
Company Real Property Leases	4.14(a)	OFAC	3.19(c)
Company Registered IP	4.13(a)	Off-the-Shelf Software	4.13(a)
Company Special Committee	5.22	Original Business Combination Agreement	Recitals
Company Special Meeting	5.13	Outbound IP License	4.13(c)
Conversion Ratio	1.7	Outside Date	7.1(b)
D&O Indemnified Persons	5.18(a)	Party(ies)	Preamble
D&O Tail Insurance	5.18(b)	PIPE Investment	5.20
DCGL	Recitals	Post-Closing Purchaser Board	5.17(a)
Dispute	9.6	Price Milestone	1.13(c)(iii)(B)
Dissenting Shares	1.14	Price Measurement Period	1.13(c)(iii)(B)
Dissenting Stockholder	1.14	Price Statement	1.13(d)(i)
Earnout Shares	1.13(a)	Proxy Statement	5.12(a)
Effective Time	1.2	Public Certifications	3.6(a)
EGS	2.1	Public Stockholders	8.1
Enforceability Exceptions	3.2	Purchaser	Preamble
Environmental Permits	4.20(a)	Purchaser Directors	5.17(a)
Estimated Closing Statement	1.11	Purchaser Disclosure Schedules	Article III
Exchange Agent	1.9(a)	Purchaser Financials	3.6(b)
Expenses	7.3	Purchaser Material Contract	3.13(a)
Extension	5.3(a)	Purchaser Representative	Preamble
Extension Expenses	5.3(a)(iv)	Purchaser Representative Documents	9.16(a)

Term	Section	Term	Section
Federal Securities Laws	5.7	Purchaser Stockholder Approval Matters	5.12(a)
Filing Date	1.13(c)(iii)(B)
First Tranche	1.13(c)(i)	Purchaser Special Meeting	5.12(a)
First Tranche Franchise Milestone	1.13(c)(i)(C)	Redemption	5.12(a)
First Tranche Price Milestone	1.13(c)(i)(B)	Registration Statement	5.12(a)
First Tranche Price Measurement Period	1.13(c)(i)(B)	Related Person	4.21
First Tranche Revenue Milestone	1.13(c)(i)(A)	Released Claims	8.1
Franchise Milestone	1.13(c)(iii)(C)	Representative Party	1.12(b)
Gross Revenues	1.13(c)(i)(A)	Required Company Stockholder Approval	7.2(b)
Health Plan	4.19(h)4 7(a)	Required Purchaser Stockholder Approval	6.1(a)
High Vote Company Stockholder Approval	5.22	Resolution Period	9.6
Incentive Plan	5.12(a)
Independent Expert	1.12(b)	Revenue Milestone	1.13(c)(iii)(A)
Independent Expert Notice Date	1.12(b)	Revenue and Franchise Statement	1.13(d)(ii)
Interim Period	5.1(a)	SEC Reports	3.6(a)
Letter of Transmittal	1.9(a)	Second Tranche	1.13(c)(ii)
Lock-Up Agreement	Recitals		1.13(c)(ii)(C)
Loss	9.16(b)	Second Tranche Franchise Milestone
Second Tranche Price Milestone	1.13(c)(ii)(B)	Surviving Corporation	1.1
Second Tranche Price Measurement Period	1.13(c)(ii)(B)	Termination Fee	7.4
Second Tranche Revenue Milestone	1.13(c)(ii)(A)	Third Tranche	1.13(c)(iii)
Section 409A Plan	4.19(k)	Third Tranche Franchise Milestone	1.13(c)(iii)(C)
Seller Representative	Preamble	Third Tranche Price Milestone	1.13(c)(iii)(B)
Seller Representative Documents	9.17(a)	Third Tranche Price Measurement Period	1.13(c)(iii)(B)
Signing Filing	5.14(b)	Third Tranche Revenue Milestone	1.13(c)(iii)(A)
Signing Press Release	5.14(b)	Top Customers	4.24
SPAC Accounting Changes	3.6(a)	Top Suppliers	4.24
Specified Courts	9.7	Transmittal Documents	1.9(b)
Stockholder Merger Consideration	1.7	Voting Agreements	Recitals

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Amended and Restated Agreement and Plan of Merger to be signed and delivered as of the date first written above.

The Purchaser:

DEEP MEDICINE ACQUISITION CORP.

By:	/s/ Humphrey P. Polanen
Name:	Humphrey P. Polanen
Title:	Chief Executive Officer

The Purchaser Representative:

BRIGHT VISION SPONSOR LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Ke Li
Name:	Ke Li
Title:	Managing Member

Merger Sub:

DMAC MERGER SUB INC.

By:	/s/ Humphrey P. Polanen
Name:	Humphrey P. Polanen
Title:	President

The Company:

TRUGOLF, INC.

By:	/s/ Christopher Jones
Name:	Christopher Jones
Title:	Chief Executive Officer

The Seller Representative:

/s/ Christopher Jones
Christopher Jones, solely in the capacity as the Seller Representative hereunder